Exhibit 99.1

LIBERMAN BROADCASTING, INC., LBI MEDIA HOLDINGS, INC. AND LBI MEDIA, INC.

ANNOUNCE FINAL RESULTS OF PRIVATE EXCHANGE OFFERS AND SOLICITATION OF CONSENTS

BURBANK, CA, December 27, 2012 — Liberman Broadcasting, Inc. (“Parent”), LBI Media Holdings, Inc. (“Holdings”) and LBI Media, Inc. (“Media” and together with Parent and Holdings, the “Companies”) announced today final results of their previously announced private exchange offers (the “Exchange Offers”) to exchange:

(a)

up to 100% of Media’s outstanding 8 1/2% Senior Subordinated Notes due 2017 (the “Old Senior Subordinated Notes”), of which approximately $228.8 million in aggregate principal amount is currently outstanding, in exchange for Media’s new 11 1/2%/13 1/2% PIK toggle second priority secured subordinated notes due 2020 (the “Second Priority Secured Subordinated Notes”) and warrants to purchase shares of Parent’s Class A common stock, par value $0.001 (the “Warrants”); and

(b)	up to 100% of Holdings’ outstanding 11% senior discount notes due 2013 (the “Discount Notes” and, together with the Old Senior Subordinated Notes, the “Old Notes”) of Holdings, of which approximately $41.8 million in aggregate principal amount at maturity is currently outstanding (excluding approximately $26.6 million aggregate principal amount of Discount Notes held by Holdings), in exchange for either (i) Second Priority Secured Subordinated Notes, or (ii) Holdings’ new 11% senior notes due 2017 (the “Holdings Notes” and together with the Second Priority Secured Subordinated Notes, the “New Notes”).

According to information provided by D.F. King & Co., Inc. (“D.F. King”), the exchange agent for the Exchange Offers, as of 5:00 p.m., New York City time, on December 26, 2012 (the “Expiration Date”), (i) approximately $174.6 million, or 76.3%, of the outstanding principal amount of Old Senior Subordinated Notes had been validly tendered and not withdrawn in exchange for Second Priority Secured Subordinated Notes and Warrants and (ii) approximately $30.9 million, or 73.8%, of the outstanding principal amount of Discount Notes not held by Holdings had been validly tendered and not withdrawn, of which approximately $10.2 million had been validly tendered in exchange for Second Priority Secured Subordinated Notes and approximately $20.7 million had been validly tendered in exchange for Holdings Notes. Based on the principal amount of Old Notes validly tendered, not withdrawn and accepted, approximately $115.2 million aggregate principal amount of Second Priority Secured Subordinated Notes, $21.1 million aggregate principal amount of Holdings Notes and 106.1559 Warrants (assuming each holder of validly tendered and not withdrawn Old Senior Subordinated Note returns a properly completed beneficial ownership information form to D.F. King) will be issued in exchange for such Old Notes, as applicable.

In addition, the Companies have received the requisite consents for the proposed amendments to the indentures governing the Old Senior Subordinated Notes and the Discount Notes, as applicable (the “Consent Solicitations”). The Exchange Offers and the Consent Solicitations expired at 5:00 p.m., New York City time, on December 26, 2012.

Concurrently with the Exchange Offers and the Consent Solicitations, Media solicited consents (the “Concurrent Consent Solicitation”) from holders of its 9 1/4% Senior Secured Notes due 2019 (the “First Priority Senior Secured Notes”) to certain amendments to the indenture governing the First Priority Senior Secured Notes (the “First Priority Senior Secured Notes Indenture”).

As of the Expiration Date, Media has received the requisite consents for the proposed amendments to the First Priority Senior Secured Notes Indenture. The Concurrent Consent Solicitation expired at 5:00 p.m., New York City time, on December 26, 2012. The Exchange Offers were subject to, and conditioned upon, obtaining the requisite consents to the proposed amendments pursuant to such Concurrent Consent Solicitation.

Subject to the terms and conditions of the Exchange Offers set forth in the Confidential Offering Memorandum and Consent Solicitation Statement, dated July 17, 2012, as supplemented (the “Offering Memorandum”), the Companies anticipate that the settlement date for the Exchange Offers will be December 31, 2012 or, with respect to the payment of consideration consisting of Warrants, such later date as a holder returns a properly completed beneficial ownership information form to D.F. King. The Company also expects to make the consent payment for the Concurrent Consent Solicitation on December 31, 2012 upon settlement of the Exchange Offers.

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The New Notes and the Warrants will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Exchange Offers are being made only to qualified institutional buyers and accredited investors and outside the United States to persons other than U.S. persons. The Exchange Offers are made only by, and pursuant to, the terms set forth in the Offering Memorandum.

This press release shall not constitute a solicitation of consents, an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. No recommendation is made as to whether holders of the securities should tender their securities or give their consent.

D.F. King is acting as the Information Agent and Exchange Agent for the Exchange Offers, the Consent Solicitations and the Concurrent Consent Solicitation. Requests for the Offering Memorandum and the accompanying consent and letter of transmittal and beneficial ownership information form, and the Consent Solicitation Statement, dated July 17, 2012, as supplemented, relating to the Concurrent Consent Solicitation and the accompanying consent and letter of transmittal thereto may be directed to D.F. King at (212) 269-5550 (for brokers and banks) or (800) 431-9645 (for all others).

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Companies’ current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. The Companies undertake no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release, except as required by law.

Contact:

Blima Tuller

Chief Financial Officer

Liberman Broadcasting, Inc.

(818) 729-5300

btuller@lbimedia.com